Exhibit 99.1

Emerge Energy Services Announces First Quarter 2016 Results

Southlake, Texas — May 10, 2016 — Emerge Energy Services LP (“Emerge Energy”) today announced first quarter 2016 financial and operating results.

Highlights

•	Adjusted EBITDA of $(10.2) million for the three months ended March 31, 2016.

•	Full quarter sales of 439,000 tons of sand.

•	Management actively pursuing the sale of the fuel business.

Overview

Emerge Energy reported net loss of $(34.2) million, or $(1.42) per diluted unit, for the three months ended March 31, 2016.  For that same period, Emerge Energy reported Adjusted EBITDA of $(10.2) million and Distributable Cash Flow of $(14.8) million.  Net income, net income per unit and Adjusted EBITDA for the three months ended March 31, 2015, were $9.5 million, $0.39 per diluted unit and $28.4 million, respectively.  Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that Emerge Energy uses to assess its performance on an ongoing basis.
As of March 31, 2016, the results of operations of the fuel business have been classified as discontinued operations for all periods presented and we now operate our continuing business in a single sand segment. Net loss and net loss per diluted unit for continuing operations for the three months ended March 31, 2016 were $(34.4) million and $(1.43) per diluted unit, compared to net income and net income per diluted unit for continuing operations for the three months ended March 31, 2015 of $8.8 million and $0.36 per diluted unit.
Previously, Emerge Energy announced that it will not make a cash distribution on its common units for the three months ended March 31, 2016.  Emerge Energy did not generate available cash to distribute for the three months ended March 31, 2016 due to the challenging oil and natural gas frac sand market and the volatility in wholesale fuel prices during this period.
 “The oil and gas environment, and particularly the services sector, remains under intense pressure from this historic downturn,” said Ted W. Beneski, Chairman of the Board of Directors of the general partner of Emerge Energy. “We had a very disappointing first quarter, but there is reason to believe that our sales and the overall industry sales have reached the low-water mark in this historic down cycle.”
“We are working towards the sale of our fuel business so that we can use the proceeds to pay down our debt and amend our credit agreement to provide the liquidity we need to sustain us until the market recovers. We are on track to have the fuel transaction drive a broader bank facility amendment process, which we have already initiated with our lending partners. Although it will be difficult to part with this stable earnings stream, we understand the need for all stakeholders - creditors included - to be satisfied during these turbulent conditions.
“Our fuel business delivered another good quarter, with Adjusted EBITDA of $3.3 million in the first quarter of 2016, an improvement from the $3.1 million in the fourth quarter of 2015. Results continued to benefit from changes in our transmix supply contracts as well as how we process the diesel we produce from transmix. Furthermore, we successfully began operating the hydrotreater at Direct Fuels last week and are on track to have the Allied Energy hydrotreater operational in early August.”
“On the sand technology front, we are more excited than ever about the potential of our revolutionary SandMaxx™ self-suspending proppant to bring enormous value to our customers and our stakeholders. We continue to believe that the SandMaxx product can be a “game changer” in this industry. Several customers and operators agree that this is the next frontier of the hydraulic fracturing industry," added Rick Shearer, CEO of Emerge Energy. "I am proud of our company’s response to these tough times, and I think some of our best work has been done in the past six months. Our entire team has done an extraordinary job managing the many challenges in this difficult time. We are optimistic that our future is bright and that we will come out of this downturn stronger than ever.”

Conference Call

Emerge Energy will host its 2016 first quarter results conference call later today, Tuesday, May 10, 2016 at 2:00 p.m. CST.  Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (855) 850-4275 or (720) 634-2898 and entering pass code 99630501.  An audio webcast of the call will be available at www.emergelp.com within the Investor Relations portion of the website under the Webcasts & Presentations section.  A replay will be available by audio webcast and teleconference for seven days following the conclusion of the call. The replay teleconference will be available by dialing (855) 859-2056 or (404) 537-3406 and the reservation number 99630501.

Operating Results

The following table summarizes Emerge Energy’s unaudited consolidated operating results for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015.

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

	($ in thousands)
Revenues	$29,670	$44,502	$96,244
Operating expenses
Cost of goods sold	43,790	38,988	66,255
Depreciation, depletion and amortization	4,907	4,478	3,801
Selling, general and administrative expenses	6,775	6,410	7,717
Contract and project terminations	4,026	1,308	6,719
Total operating expenses	59,498	51,184	84,492
Operating income (loss)	(29,828)	(6,682)	11,752
Other expense (income)
Interest expense, net	4,594	3,127	2,837
Other	(1)	(1)	(21)
Total other expense	4,593	3,126	2,816
Income (loss) from continuing operations before provision for income taxes	(34,421)	(9,808)	8,936
Provision for income taxes	20	(29)	181
Net income (loss) from continuing operations	(34,441)	(9,779)	8,755
Income (loss) from discontinued operations, net of taxes	226	(109)	736
Net income (loss)	$(34,215)	$(9,888)	$9,491
Adjusted EBITDA (a)	$(10,165)	$3,390	$28,385

(a) See section entitled “Adjusted EBITDA and Distributable Cash Flow” that includes a definition of Adjusted EBITDA and provides reconciliation to GAAP net income.

Continuing operations

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

	($ in thousands)
Revenues	$29,670	$44,502	$96,244
Operating expenses:
Cost of goods sold (excluding depreciation, depletion and amortization)	43,790	38,988	66,255
Depreciation, depletion and amortization	4,907	4,478	3,801
Selling, general and administrative expenses	6,775	6,410	7,717
Contract and project terminations	4,026	1,308	6,719
Operating income (loss)	$(29,828)	$(6,682)	$11,752
Adjusted EBITDA	$(13,487)	$287	$24,297

Volume of sand sold (tons in thousands)	439	581	1,151

Volume of sand produced (tons in thousands):
Arland, Wisconsin facility	—	165	405
Barron, Wisconsin facility	320	297	497
New Auburn, Wisconsin facility	169	43	305
Kosse, Texas facility	17	62	70
Total volume of sand produced	506	567	1,277

(a) See section entitled “Adjusted EBITDA and Distributable Cash Flow” that includes a definition of Adjusted EBITDA and provides reconciliation to GAAP net income.
Adjusted EBITDA for continuing operations decreased $13.8 million for the quarter ended March 31, 2016, compared to the quarter ended December 31, 2015. This decrease in Adjusted EBITDA was due to the decrease in total sand sales at all company facilities and $7.0 million of shortfall revenues recognized on take-or-pay customer contracts in the fourth quarter of 2015. Adjusted EBITDA for continuing operations decreased $37.8 million in the first quarter of 2016, compared to same quarter in 2015 mainly due to the decrease in total sand sales at all company facilities, lower realized pricing for FOB plant sales and in-basin sales, and higher logistics costs.
During the first quarter of 2016, we had higher operating expenses due to a $5.4 million write down of sand inventory and $4.0 million contract termination charges related to railcar lease negotiations. We also recorded $1.7 million of bad debt expense for a customer who declared bankruptcy in April 2016.

Discontinued operations

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

	($ in thousands)
Revenues	$80,481	$86,004	$107,717
Cost of goods sold (excluding depreciation, depletion and amortization)	75,700	81,809	102,075
Depreciation, depletion and amortization	2,354	2,638	2,639
Selling, general and administrative expenses	1,598	1,234	1,886
Interest expense, net	597	401	288
Other	—	—	(4)
Income (loss) from discontinued operations before provision for income taxes	232	(78)	833
Provision for income taxes	6	31	97
Income (loss) from discontinued operations, net of taxes	$226	$(109)	$736
Adjusted EBITDA	$3,322	$3,103	$4,088

Volume of refined fuels sold (gallons in thousands)	62,222	55,768	56,395
Volume of terminal throughput (gallons in thousands)	17,550	16,038	39,231
Volume of transmix refined (gallons in thousands)	24,448	2,202	21,354
Refined transmix as a percent of total refined fuels sold	39.3%	39.5%	37.9%

(a) See section entitled “Adjusted EBITDA and Distributable Cash Flow” that includes a definition of Adjusted EBITDA and provides reconciliation to GAAP net income.
Discontinued operations comprises what we previously classified as our fuel segment along with certain allocated corporate costs such as interest, taxes and equity-based compensation. Adjusted EBITDA for discontinued operations increased $0.2 million in the quarter ended March 31, 2016, compared to December 31, 2015, mainly due to increased volumes of refined fuels sold. Adjusted EBITDA decreased $0.8 million for the first quarter 2016, compared to the same quarter in 2015.  This decrease in Adjusted EBITDA was due to the decline of refined fuel prices.
Capital Expenditures

For the three months ended March 31, 2016, Emerge Energy’s capital expenditures totaled $4.9 million.  This includes approximately $119,000 of maintenance capital expenditures.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a growth-oriented limited partnership engaged in the businesses of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells.  Emerge Energy also processes transmix, distributes refined motor fuels, operates bulk motor fuel storage terminals, and provides complementary fuel services.  Emerge Energy operates its sand business through its subsidiary Superior Silica Sands LLC and its fuel division through its subsidiaries Direct Fuels LLC and Allied Energy Company LLC.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” or “estimate.” These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not differ materially from those expected by management of Emerge Energy Services LP.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Emerge Energy’s Annual Report on Form 10-K filed with the SEC. The risk factors and other factors noted in the Annual Report could cause actual results to differ materially from those contained in any forward-looking statement.  Except as required by law, Emerge Energy Services LP does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur after the date hereof.

PRESS CONTACT

Investor Relations
(817) 865-5830

EMERGE ENERGY SERVICES LP
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands except per unit data)

	Three Months Ended March 31,
	2016	2015
Revenues	$29,670	$96,244
Operating expenses:
Cost of goods sold (excluding depreciation, depletion and amortization)	43,790	66,255
Depreciation, depletion and amortization	4,907	3,801
Selling, general and administrative expenses	6,775	7,717
Contract and project terminations	4,026	6,719
Total operating expenses	59,498	84,492
Operating income (loss)	(29,828)	11,752

Other expense (income):
Interest expense, net	4,594	2,837
Other	(1)	(21)
Total other expense	4,593	2,816
Income (loss) from continuing operations before provision for income taxes	(34,421)	8,936
Provision for income taxes	20	181
Net income (loss) from continuing operations	(34,441)	8,755
Income (loss) from discontinued operations, net of taxes	226	736
Net income (loss)	$(34,215)	$9,491

Earnings (loss) per common unit
Basic:
Earnings (loss) per common unit from continuing operations	$(1.43)	$0.36
Earnings (loss) per common unit from discontinued operations	0.01	0.03
Basic earnings (loss) per common unit	$(1.42)	$0.39
Diluted:
Earnings (loss) per common unit from continuing operations	$(1.43)	$0.36
Earnings (loss) per common unit from discontinued operations	0.01	0.03
Diluted earnings (loss) per common unit	$(1.42)	$0.39

Weighted average number of common units outstanding including participating securities (basic)	24,159,656	24,128,009
Weighted average number of common units outstanding (diluted)	24,159,656	24,130,565

Adjusted EBITDA and Distributable Cash Flow

We define Adjusted EBITDA generally as: net income (loss) plus interest expense, income tax expense, depreciation, depletion and amortization expense, non-cash charges and losses that are unusual or non-recurring less interest income, income tax benefits and gains that are unusual or non-recurring. We report Adjusted EBITDA (which, as defined in our credit agreement, includes certain other adjustments) to our lenders under our revolving credit facility in determining our compliance with certain financial covenants. Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. The following tables reconcile net income (loss) to Adjusted EBITDA.

	Continuing		Discontinued		Consolidated (a)

	Three Months Ended March 31,
	2016	2015	2016	2015	2016	2015

	($ in thousands)
Net loss	$(34,441)	$8,755	$226	$736	$(34,215)	$9,491
Interest expense, net	4,594	2,837	597	288	5,191	3,125
Other (income) loss	(1)	(21)	—	(4)	(1)	(25)
Provision for income taxes	20	181	6	97	26	278
Operating income (loss)	(29,828)	11,752			(28,999)	12,869
Depreciation, depletion and amortization	4,907	3,801	2,354	2,639	7,261	6,440
Equity-based compensation expense	237	2,006	103	286	340	2,292
Write down of sand inventory	5,394	—	—	—	5,394	—
Contract and project terminations	4,026	6,719	—	—	4,026	6,719
Provision for doubtful accounts	1,672	—	36	38	1,708	38
Accretion expense	29	19	—	—	29	19
Loss (gain) on disposal of equipment	—	—	—	8	—	8
Reduction in force	76	—	—	—	76	—
Adjusted EBITDA	$(13,487)	$24,297	$3,322	$4,088	$(10,165)	$28,385

	Continuing	Discontinued	Consolidated (a)

	Three Months Ended December 31,
	2015	2015	2015

	($ in Thousands)
Net loss	$(9,779)	$(109)	$(9,888)
Interest expense, net	3,127	401	3,528
Other (income) loss	(1)	—	(1)
Provision for income taxes	(29)	31	2
Operating income (loss)	(6,682)		(6,359)
Depreciation, depletion and amortization	4,478	2,638	7,116
Equity-based compensation expense	(167)	104	(63)
Contract and project terminations	1,308	—	1,308
Provision for doubtful accounts	922	38	960
Accretion expense	30	—	30
Loss (gain) on disposal of equipment	36	—	36
Reduction in force	362	—	362
Adjusted EBITDA	$287	$3,103	$3,390

(a) Consolidated numbers for Interest expense, net, Other (income) loss, Provision for income taxes, Depreciation, depletion and amortization, Equity-based compensation expense, Provision for doubtful accounts and Loss (gain) on disposal of equipment include discontinued operations.

We define Distributable Cash Flow generally as net income plus (i) non-cash net interest expense, (ii) depreciation, depletion and amortization expense, (iii) non-cash charges, and (iv) selected losses that are unusual or non-recurring; less (v) selected principal repayments, (vi) selected gains that are unusual or non-recurring, and (vii) maintenance capital expenditures. In addition, our Board of Directors utilizes reserves for future capital expenditures, compliance with law or debt agreements, and to provide funds for distributions to unitholders in respect to any one or more of the next four quarters. Distributable Cash Flow does not reflect changes in working capital balances. The following table reconciles net income to Distributable Cash Flow.

Three Months Ended March 31, 2016
($ in thousands)

Net income (loss)	$(34,215)

Add (less) reconciling items:
Add depreciation, depletion and amortization expense	7,261
Add write down of sand inventory	5,394
Add contract termination charges	4,026
Add provision for doubtful accounts	1,708
Add amortization of deferred financing costs	465
Add equity-based compensation expense	340
Add unrealized loss on fair value of interest rate swaps	255
Add accretion expense	29
Add income taxes accrued, net of payments	26
Add project termination costs	26
Less maintenance capital expenditures	(119)
Distributable cash flow	$(14,804)